Exhibit 10.1
JANUARY 15, 2001

                      LOGICTIER MASTER TERMS AND CONDITIONS

                                FOR TPM SERVICES

1. GENERAL. This Agreement states the terms and conditions by which Logictier, Inc., with a business address at Two Waters Park Drive, #150, San Mateo, CA 94403, ("Logictier") will deliver services to the customer named in the Statements of Work to which these terms and conditions are attached ("Customer"). This Agreement consists of these Logictier Master Terms and Conditions for TPM Services, each and all, any Service Level Agreement ("SLA") which may be applicable to and part of a particular Statement of Work ("SOW"), and the Policies, all as further defined below. This Agreement contains, among other things, warranty disclaimers, liability limitations and use limitations.

2. DEFINITIONS. The following terms have the meanings given below; capitalized terms not otherwise defined in these Master Terms and Conditions will have the meanings given in the applicable SOW or SLA.

   2.1 "Action" means any claim, suit, action, or proceeding, whether or not litigation is actually commenced.

   2.2 "Affiliate" of a party means each and any entity which is or becomes during the Term hereof the owner of fifty-percent (50%) or more of the voting stock of such party, or in which such party holds or acquires an ownership interest of fifty-percent (50%) or more of the voting stock.

   2.3 "Committed Launch Date" means the date on which Logictier's Total Performance Management Services commence, as described in the SOW, as defined by the earliest Committed Launch date on any attached SOW.

   2.4 "Confidential Information" has the meaning set forth in Section 9.

   2.5 "Customer Property" means all of (a) Customer's technology, materials and other information provided by Customer to Logictier, including software, hardware, designs, algorithms, software tools, data, domain names, trademarks, information, user interface designs, architecture, class libraries, objects and network designs, and content (whether in text or graphical format, both printed and electronic), whether owned by Customer or provided by Customer under license from a third party, and (b) any user data provided by or concerning online visitors to Customer's website, and including any extracts or aggregates of such user data.

   2.6 "Custom Application" means a custom software application that has been provided by Customer as part of the website supported by Logictier under an SOW.

   2.7 "Infrastructure Performance Data" means the statistical data directly related to the services provided to Customer hereunder, produced by Logictier's systems and made available to Customer by Logictier concerning the performance and monitoring of the Logictier-managed infrastructure supporting Customer's website, but excluding Logictier Insight, all of which is licensed to Customer under Section 5 as part of the TPM Service.

   2.8 "License" means the right to use the Logictier Property as specified in
Section 5 below.

   2.9 "Logictier" means Logictier, Inc., including its successors in interest and permitted assigns.

   2.10 "Logictier Insight" means the proprietary graphical user interface(s) or other tools or successor product or products made available by Logictier to Customer to enable viewing of the Infrastructure Performance Data and/or other such statistical data.

   2.11 "Logictier Property" means any items and information (including Logictier's proprietary technology) provided by Logictier or its agents for use in connection with a Service, including Services, software, code (whether code created by or for Logictier to operate with Customer Property or as a freestanding component), hardware designs, algorithms, software tools, data including infrastructure performance data, access codes or passes, domain names, trademarks, information, user interface designs, architecture, class libraries, objects and documentation (both printed and electronic), network designs, know-how, trade secrets, including all improvement, enhancements, derivatives, modifications and extensions thereof, whether owned by Logictier or provided by Logictier under license from a third party.

   2.12 "Losses" means any and all costs, liabilities, and expenses (including but not limited to, reasonable attorneys' fees).

   2.13 "SOW" means the SOW executed by both parties during the term of this Agreement for Logictier's Professional Services or TPM Services. An SOW is not valid until executed by a representative from Logictier.

   2.14 "PCC" or "Performance Command Center" means a Logictier Internet network operations center from which the TPM Services are managed.

   2.15 "PDC" or "Performance Data Center" means each Logictier-owned, leased or rented facility, other than a PCC facility, where the telecommunications and/or Internet equipment supporting Customer are located.

   2.16 "Policies" means any and all policies published by Logictier from time to time relating to the provision of the Services and Customer's use of the Services, including but not limited to any Logictier policies regarding acceptable use and online conduct. A copy of the current version of such Policies can be found on Logictier's website at www.logictier.com.

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   2.17 "Reimbursable Expenses" means any pre-approved actual and reasonable travel-related expenses of Logictier's personnel incurred in providing Professional Services, and costs of materials and telephone usage consumed on behalf of Customer for a Service.

   2.18 "Revised Launch Date" means the revised Committed Launch Date to be no later than thirty (30) days after the Committed Launch Date.

   2.19 "Services" means the specific service(s) provided by Logictier as described on the SOW(s).

   2.20 "Service Credit" under an SOW has the meaning set forth in SLA applicable to that SOW.

   2.21 "SLA" has the meaning given in Section 1.

   2.22 "Professional Services" means any Customer-requested Logictier Services such as scheduled consulting of any nature that fall outside the scope of SOWs for TPM Services. Professional Services may also include, at Logictier's discretion, any Customer-requested assistance provided on an emergency basis without an SOW for problems that are determined to arise from factors not covered under Logictier's TPM Service obligations.

   2.23 "Term" has the meaning given in Section 7.2.

   2.24 "TPM Services" or "Total Performance Management Services" means Logictier's active management services relating to the Internet infrastructure supporting Customer's website, as further set forth in the applicable SOW.

3.   SERVICE ORDERS.

   3.1 SOWs. Except as otherwise specified in Section 3.3, Logictier Services are provided through written SOWs pursuant to the terms and conditions of this Agreement. SOWs may apply to TPM Services, or Professional Services, as defined in these terms and conditions and further detailed in the SOW for each Service.

   3.2 Change Orders. Customer may request changes to an SOW by submitting its written request for change to the Services under such SOW, with sufficient detail as to allow Logictier to provide a quote against such request. Logictier shall provide Customer a written quote to fulfill such change request, citing the fees, timeframes, and other terms on which Logictier would fulfill Customer's request under this Agreement. If such terms are accepted by both parties' authorized representatives in writing, such terms shall be deemed an amendment to the applicable SOW.

   3.3 Emergency Orders. Notwithstanding anything to the contrary in this Agreement, Customer's authorized representatives listed with Logictier Customer Care may request Logictier provide emergency Professional Services related to the TPM Service at Customer's verbal, phone, fax or e-mailed request. All Professional Services emergency requests hereunder shall not exceed five thousand dollars in personnel time. Any emergency requests that do exceed five thousand dollars shall be pre-approved in writing by Customer. Only emergency requests will be accepted on this informal basis, and Logictier shall be entitled to rely upon such request as a firm non-cancelable Customer order commitment. Such Professional Services will be charged at Logictier's then-current rates. Customer will, concurrently with such request or as soon as possible thereafter, also provide Logictier with written order confirmation and other requested information in writing, including any applicable purchase order number(s). Customer's failure to provide such written request shall not relieve Customer of the obligation to pay for such requested emergency services. Professional Services provided under this paragraph are not covered under any warranty, SLA until such time as Logictier is able to certify such Professional Services in writing for inclusion under the applicable warranty SLA, if any. Logictier reserves the right to charge on a time and materials basis for personnel time expended on such certification efforts.

4.   PRICE; BILLING AND PAYMENT.

   4.1 Price.

      (a) Fees. Customer agrees to pay Special Service fees at the rates set forth in the SOW (or if no rates are set forth or if the Professional Services are requested under Section 3.3, then Logictier's then-current commercial rates), plus Reimbursable Expenses, if any, all in accordance with Section 4.2 below. With respect to the TPM Services, Customer agrees to pay any deposits, and recurring fees for TPM Service specified in the SOW.

       (b) Pricing Adjustment. For TPM Services, if any Service limitations specified in the SOW are exceeded, (such as, for example, limitations on the supported scope of usage, levels of website visitors, data traffic, transactions, etc., and/or required operational capacities of the Logictier-managed infrastructure supporting Customer's website(s)), then the alternative pricing set forth in the applicable SOW shall apply. If no alternative pricing is provided in the SOW, additional Service fees may apply or the monthly recurring fees may be adjusted to Logictier's then-current rates. Such adjusted rates shall apply for the balance of the then-current term of TPM Services unless additional upward adjustment is required as set forth above. For Professional Services, if the nature and scope of Services requested by Customer change, then Customer shall be charged at Logictier's then-current rates.

   4.2 Billing and Payment.

       (a) Service & Implementation Fees. Regardless of the date on which Customer receives such invoice, payment of the first monthly service fee is due upon execution of the MSA, unless otherwise agreed in writing by the parties.(b)

         Professional Services. Logictier shall invoice for Professional Services on a monthly basis for services rendered in the previous month. Such invoices are due on receipt, and are overdue if not paid within thirty (30) days from date of invoice.

       (c) TPM Services Recurring Fees and Related Charges. Subject to Section 4.1(e), TPM Services recurring fees are due and payable on the Committed Launch Date, which will be invoiced monthly in advance to include a pro-rated portion of the monthly recurring fee applicable to the then remaining days of the current month. (The pro-ration

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shall be based on a daily rate of 1/30th of the scheduled monthly fee).
Thereafter recurring fees are due on the first day of each Service month. Logictier will invoice Customer each month, but failure to invoice Customer will not relieve Customer of its obligation to pay for services. and shall be paid as scheduled whether or not invoiced.Any adjustments in recurring fees (calculated in accordance with Section 4.2(b)) shall be billed in arrears, after the month during which they were incurred.

        (d) Reimbursable Expenses. Customer may be billed and shall reimburse Logictier for the Reimbursable Expenses of Logictier personnel incurred in providing Services. Logictier will make available to Customer documentary backup for such claimed Reimbursable Expenses, if requested in writing by Customer.

       (e) Delay of Committed Launch Date. Customer and Logictier shall agree on a Committed Launch Date. Customer must provide thirty (30) days prior written notice if the Committed Launch Date will be delayed by the Customer for any reason, through no fault of Logictier. Customer will not be responsible for TPM Service Fees until the Revised Launch Date. Customer may delay the Committed Launch Date for up to thirty (30) days only. Thereafter, Customer shall begin paying 50% of the TPM Service Fees upon the Revised Launch Date, regardless of further delays. After a delay of sixty (60) days following the Committed Launch Date, Customer shall begin payment of 100% of the TPM Service fees, whether or not Customer has further delayed the Revised Launch Date.

       (f) Late Payment and Disputed Invoices. Without limiting any other remedies available to Logictier and subject to the terms and conditions of
Section 8.3 herein, invoiced amounts not received in the required payment timeframes above shall be considered past due, and will incur a finance charge at the rate of 1.5% per month of the amount past due or the maximum amount permitted by law, whichever is lower. If Customer disputes any portion of an invoice, Customer will timely pay all undisputed amounts, and provide Logictier, within ten (10)business days of payment, a written statement explaining Customer's reason for believing the disputed portion of the invoice to be in error. Logictier will investigate in good faith whether the disputed portion was in error and will credit Customer's account in the amount of the error if Logictier determines that an error occurred. Unless a claim is submitted in this manner and received in by Logictier within fifteen (15) business days of the date an invoice is issued, Customer waives all rights to dispute such charges, unless otherwise provided by law. This Section 4.2(f) shall not be construed to allow Customer to withhold any recurring fees required to be paid under an SOW, nor to affect or extend the time allowed for Customer to claim uncredited Service Credits under an SLA, if any. If Logictier requires, as a condition of continuing Services after an incident of late payment, Customer will make a reasonable advance deposit against future payments, in an amount determined by Logictier.

       (g) Address for Invoices. Notwithstanding anything to the contrary contained herein, all invoices shall be mailed to the attention of "Controller/Assistant Treasurer."

   4.3 Service Credits. Customer may be entitled to Service Credits, as described in the SLA, if any. Service Credits are applied as a credit against Customer's account, generally in the Customer invoice issued the month after the Service Credit is validated by Logictier. Service Credits may not be transferred to any third party or claimed in any other form than a credit against Logictier Service fees, as further described in the applicable SLA.

5.   LICENSE TERMS, OWNERSHIP, AND RESPONSIBILITIES OF THE PARTIES.

   5.1 License of Logictier Property; Customer Property. Upon payment of all the applicable fees and subject to the terms and conditions in this Agreement, Logictier grants Customer a nonexclusive, royalty-free, non-transferable and non-sublicensable license during the term of this Agreement ("License") to access and use the Logictier Property that Logictier may make available to Customer, solely for use with the Services in the manner expressly contemplated by the parties as set forth in the this Agreement and the applicable SOW. Notwithstanding the foregoing sentence, with respect to Infrastructure Performance Data and Logictier Insight, the License is exclusive and is subject to the additional terms further described in Section 5.6. Customer agrees not to copy, distribute, publish, reverse engineer, decompile, modify, disclose or tamper with any Logictier Property, including without limitation items of software included in any Logictier Property located at Customer premises. Customer will provide to Logictier the Customer Property described in the applicable SOW or as otherwise requested by Logictier, in the manner and form reasonably specified by the Logictier, solely for purposes of providing the Services. Upon termination of this Agreement, Logictier shall return Customer Property to Customer, in the manner and form reasonably specified by Customer.

   5.2 Ownership. This Agreement does not transfer from Logictier to Customer any Logictier Property, and all right, title and interest in and to Logictier Property will remain solely with Logictier. This Agreement does not transfer from Customer to Logictier any Customer Property, and all right, title and interest in and to Customer Property will remain solely with Customer. Unless the parties otherwise agree in an SOW that an item of Logictier work product is to be a "work for hire" owned by or assigned to Customer, Logictier owns, and shall own, all right title and interest in any work product produced by Logictier whether at Customer's request, suggestion or otherwise, including Infrastructure Performance Data and Logictier Insight.

   5.3 General Information and Residuals. Neither Customer nor Logictier will be prohibited or enjoined at any time by the other from utilizing any skills or residual knowledge of a general nature acquired during the course of Logictier's

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providing the Services, including, without limitation, information publicly known or available or that could reasonably be acquired in (in the case of Logictier) the performance of similar work for another customer or (in the case of Customer) through the engagement of another supplier of like services, or in any event which relates generally to the operation or use of software, hardware, or other Internet-related technology.

   5.4 Title and Liens. Customer acknowledges that the License is only to enable Customer to use the Services, and that Customer has not been granted any other rights, title or other interests in Logictier Property, nor has Logictier been granted any other rights, title or other interests in Customer Property (other than as necessary for Logictier to perform its obligations under this Agreement or an SOW), whether located at Customer's site, Logictier's offices, a Performance Command Center and/or a Performance Data Center. Neither party may create or allow any liens or other encumbrances to be placed upon any of the other's property and shall cooperate to complete any documentation (including UCC-1 filings) which may be reasonably required by either party to perfect and protect such party's ownership of such party's property.

   5.5 Customer Premises. If Logictier property is located at a site controlled, owned or operated by Customer, for purposes of a Service, Customer must not cause or allow any Logictier property to be rearranged, tampered with, moved, removed, disconnected, altered, or repaired by non-Logictier personnel without Logictier's prior written consent. If Customer does so without Logictier's express prior consent, all warranties, and/or SLA commitments, if any, respecting the Logictier Services in any way connected with or relating to such affected Logictier property are void. Such warranties, and/or SLA shall remain void unless and until Logictier is able to inspect and re-certify the affected Logictier property. Logictier's inspection and certification services under this provision shall be charged to Customer as a Special Service. Logictier is solely responsible for arranging for the operation and maintenance of such Logictier property located at Customer premises. However, Customer is solely responsible for providing at no charge any reasonable cooperation, secure space, power, wiring from the telephone company's demarcation point to the area at Customer's premises where the Logictier property is located, and level of heating and air conditioning to maintain the proper operating environment for such Logictier property.

   5.6   Graphic User Interface and Infrastructure Performance Data.

         (a) Graphic User Interface. The applicable SOW may indicate that, as part of TPM Services, Logictier will provide Customer access to Logictier Insight for Customer's internal use in accordance with the license granted in
Section 5.1 above, and neither Logictier Insight nor the access codes thereto may be disclosed to third parties, including but not limited to Logictier competitors, without Logictier's prior written consent.

         (b) Infrastructure Performance Data. Upon payment of all the applicable fees and subject to the terms and conditions in this Agreement, Logictier grants Customer a nonexclusive, royalty-free, non-transferable and non-sublicensable license during the term of this Agreement for Infrastructure Performance Data. This License entitles Customer to copy, disseminate, modify, and publish Infrastructure Performance Data to its Affiliates for its internal business purposes only. Customer's License for Infrastructure Performance Data received as of the termination or natural expiration of this Agreement shall survive such termination or natural expiration. Logictier will treat Infrastructure Performance Data as Confidential Information in accordance with the terms of this Agreement. However, Logictier may disclose general information about Infrastructure Performance Data in an aggregate with other customers, or individually as a business case example in such a manner so as to not identify Customer with the Infrastructure Performance Data.

   5.7 Policies. Customer agrees its use of the Services is subject to Customer's continued compliance with the then-current version of the Policies. The Policies may be changed from time to time by Logictier in its discretion through publication on Logictier's website. Customer shall identify a designated representative to Logictier Customer Care to receive all third party complaints received by Logictier regarding each incident of alleged violation of the Policies by Customer or third parties through Customer's website(s). Customer shall update Customer Care as such designated points of contacts may be changed from time to time. Logictier will notify Customer of such third-party complaints. Customer agrees that it, rather than Logictier, has the responsibility to promptly investigate all such complaints and take any necessary actions to remedy any actual violations of the Policies. Logictier may identify to the complainant that Customer, or a third party through Customer's website(s), is investigating the complaint and may provide the complainant with the necessary information to contact Customer directly to resolve the complaint.

   5.8 Responsibility for Customer Property. Subject to Section 9 (Confidential Information) and any express exclusions and exceptions in an SOW, Logictier is not responsible in any way for Customer equipment, data and software supplied to Logictier by Customer or its agents, unless and to the extent Logictier expressly accepts such responsibility as a Service item under an SOW. Unless Logictier is engaged to accept such responsibility under an SOW, Customer will be solely responsible for the installation, operation, maintenance, use and compatibility (with any Service) of such Customer equipment and software, including the maintenance, operability and compatibility of any Customer Property provided to Logictier for incorporation into Services. Logictier will provide Services relating to troubleshooting, maintaining or assuring any performance or support of such Customer Property or equipment as and if such responsibility is set forth in an SOW.

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   5.9 Custom Applications. Customer is responsible for delivering all Custom
Applications to Logictier, and for all maintenance, troubleshooting, and problem resolutions of any problems of the Custom Application(s), as described more fully in the SOW. If Logictier becomes aware of unscheduled problems/outages related to or caused by a Custom Application, Logictier will contact Customer's designated contact to provide status reports and to obtain Customer guidance. Customer's designated contact shall be responsible for making arrangements to address and resolve any issues relating to Customer's Custom Application. Logictier personnel time expended in supporting a Custom Application shall be Professional Services compensated at Logictier's then-standard time and materials rates.

   5.10 Customer Required Resources.

   (a) Customer agrees to have the following contact personnel available to work with Logictier to ensure the continued successful operation of the Services for the duration of the Agreement. While the specific personnel assigned to these roles may change over time, Customer agrees that either Customer staff or an employee of a designated business partner will be assigned to the following (some contact points may be filled by the same individual): Overall technical/ implementation lead; Application Lead (application configuration, issues, etc.); Development Lead (application changes, fixes, etc.); Database Lead (Oracle DBA); Security Lead (digital certificate management, etc.); and QA Lead (test cases, scripts, etc.).

   (b) Customer agrees to provide the following documentation to Logictier for all Custom Applications. Changes and current code must be fully documented to Logictier's reasonable specifications as follows:

   i.    Functional description of the software;
   ii.   Complete installation instructions;
   iii.  Troubleshooting information;
   iv. Process flow diagrams and component diagrams (detailing process flow and interaction between system components)
   v.    User Interface documentation
   vi.   Fully documented configuration parameters
   vii.  Procedures required to effectively administer the XNS service
   viii. Recommendations for real-time monitoring.

   All such information shall be treated as Customer's Confidential Information in accordance with Section 9.

 6.      AUTHORIZED ACCESS PROTECTION AND RELATED CUSTOMER RESPONSIBILITIES.

   6.1 Access codes and passwords. Customer is responsible for protecting Customer's access codes and passwords (collectively, "Passwords") (including but not limited to any authorization codes issued to Customer by Logictier for access to the Services). Logictier is responsible for protecting Passwords retained by Logictier. Logictier will treat the Passwords with the highest degree of confidentiality, and may only disclose such information to: (a) the minimum number of Logictier employees necessary to properly administer services to Customer (which employees shall also be under individual nondisclosure obligations to Logictier at least as stringent as provided in Section 9); and
(b) Customer's designated technical contact(s). Customer is responsible for any authorized or unauthorized use Made with Customer's codes and passwords, not as a result of Logictier's breach of this Section 6.1. If either party becomes aware of an actual or possible security breach with respect to any authorization codes, that party will immediately notify the other party and provide the other party all such reasonable assistance as may be requested to prevent or mitigate the impact of any unauthorized access or activities.

   6.2 Access to Customer Property and Logictier Property. Customer acknowledges and agrees that for any Logictier Property located at premises under Customer's control, Customer will cooperate in good faith to provide Logictier necessary access to the Logictier Property and equipment if needed to perform the Services, and as necessary to operate, inspect, maintain and troubleshoot Logictier Property and equipment located at Customer's site. Logictier shall be relieved of its obligations under an SOW and applicable SLA to the extent of Logictier's inability to access Logictier Property and equipment located at premises owned, operated or controlled by Customer.

7.    TERM AND RENEWAL.

   7.1 For Professional Services. Each SOW for Professional Services will specify the effective date and the term of such SOW. Renewal of the term of Professional Services requires execution of an SOW or addendum extending the term of such Services.

   7.2 For TPM Services. Each TPM Service SOW will specify its effective date, the Term of Services, and the Committed Launch Date. The Term shall begin on the Committed Launch Date, unless the Committed Launch Date is delayed, as described in Section 4.2(e) herein. If the Committed Launch Date is delayed, then the Term shall commence on the Revised Launch Date. Services may continue under a new Agreement between the parties if Customer gives Logictier notice of intent to renew, which notice shall be given in writing at least ninety (90) days before the expiration date of the Term. Such renewal will be at Logictier's then current rates and subject to Logictier's then-current services.

8.   TERMINATION.

   8.1 Customer's Termination for cause. In addition to termination due to non-renewal of a Service, Customer may terminate this Agreement or Services: (i) for breach of an applicable SLA in accordance with the provisions thereof; or
(ii) in the event of Logictier's material uncured breach. If Logictier does not cure such breach within thirty (30) days after Customer's written notification of such breach, then this Agreement shall terminate.

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   8.2 Suspensions and Terminations for Violations of Law. Logictier may suspend a Service immediately, without notice and without liability, if Logictier reasonably and in good faith believes that Logictier's provision of such Service will violate any law, rule, regulation, or governmental policy, for Customer or end user breaches of the Policies which Logictier reasonably and in good faith believes may cause immediate harm to Logictier's network or to other customers, or to protect Logictier, Customer or other customers against actual or suspected fraud or acts that Logictier reasonably and in good faith believes may cause immediate harm to Logictier's network, Customer or other customers; however, Logictier shall have no liability for its failure to detect such fraud or acts, or for delay or non-suspension of the affected Service(s). Logictier will use commercially reasonable efforts to notify Customer of any Customer activity Logictier believes in good faith is in violation of the law (a "Questioned Customer Activity") and request that the Customer cease such activity; however, Logictier reserves the right to suspend a Service without such notice where Logictier's provider(s) terminate service to Logictier due to a Questioned Customer Activity, or where the viability of Logictier's (or its suppliers') network is threatened or cases involving UCE/SPAM, mail relaying, alteration of Customer's source IP address information, denial of service attacks, illegal activities, harassment, copyright or other intellectual property rights infringement, any of which are in good faith believed by Logictier to be caused by Questioned Customer Activity. Suspension of a Service under this provision may lead to termination of a Service where Logictier's provider(s) terminate service to Logictier, or where Logictier reasonably and in good faith believes that resumption and/or continuation of Service provision will violate any law, rule, regulation, or governmental policy.

   8.3 Logictier Suspension or Termination of Services for Non-Payment or Other Causes.

   (a) In addition to Logictier's termination rights under Section 8.2, if Customer otherwise breaches a material term or condition of this Agreement Logictier may terminate this Agreement, with respect to the SOW which is the subject of the breach, upon thirty (30) days' prior written notice if such breach is not cured within such period (or immediately on written notice, in the case of any breach of Sections 5, 9, 10 or 11 of this Agreement). In addition to its other available remedies, Logictier may suspend any Service for Customer's nonpayment without liability if Customer fails to pay for such Services fifteen
(15) days after it past due. Customer nonpayment includes any instance where Customer's check or draft is returned unpaid for any reason.

   8.4 This Agreement may also be terminated by a party for cause immediately by written notice upon the occurrence of any of the following events:

   (a) If the other ceases to do business, or otherwise terminates its business operations, except as a result of an assignment permitted under Section 14.6 below; or

   (b) If the other shall fail to promptly secure or renew any license, registration, permit, authorization or approval for the conduct of its business in the manner contemplated by this Agreement or if any such license, registration, permit, authorization or approval is revoked or suspended and not reinstated within sixty (60) days; or

   (c) If the other materially breaches any material provision of this Agreement and fails to cure substantially such breach within ten (10) days of written notice describing the breach; or

   (d) Effective immediately and without notice if the other becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other (and not dismissed within ninety (90) days)).

   8.5  Termination Without Cause.

   (a) Either party may terminate this Agreement without cause by providing the other party with one hundred and eighty (180) days prior written notice of such termination and the date on which the termination will be effective.

   (b) If Customer terminates this Agreement without cause , then in addition to the costs due and payable as described in Section 8.7(b) below, Customer shall also be liable for an early termination fee ("Early Termination Fee"), calculated as follows:

[*]
 Notwithstanding anything to the contrary contained herein, such Early Termination Fee shall be payable within sixty (60) days after the effective date of termination.

(c) If Logictier elects to terminate without cause, prior to Logictier's written notice to terminate under this Section 8.5, Logictier shall enter into good faith negotiations with Customer and use reasonable efforts to resolve any issues relating to the Services.

   8.6 Resumption of Service. If Customer requests resumption of a suspended or terminated Service, Logictier has the sole and absolute discretion whether to restore such Services, and may condition restoration upon satisfaction of such conditions as Logictier reasonably determines is necessary for its protection, including without limitation requiring Customer to pay all past due statements, and if such suspension or termination resulted from non-payment for undisputed services, require Customer to make prepayment of up to two (2) months' scheduled recurring fees. New nonrecurring charges may also apply to restored Services.

   8.7 Effect of Termination

   (a) If Logictier terminates this Agreement, then, in addition to any other remedies available to Logictier, Customer shall pay Logictier within thirty (30) days of such termination all recurring charges specified in the terminated SOW(s) that

--------
* Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2.

accrued prior to termination, and, all non-recurring charges (such non-recurring charges not to include any hardware costs) specified in the SOW that have been expended to establish Service to Customer. (b) If Customer terminates this Agreement for any reason permitted hereunder, (i) Customer will pay any and all payment obligations of Customer under this Agreement for Service(s) actually rendered, including any Professional Services then due, Reimbursable Expenses accrued, through the effective date of termination, any implementation fees due or that had been waived. .

     (c) In addition, if this Agreement is terminated by either party for any reason, including un-renewed expiration of the Term, (i) Logictier will immediately cease providing the terminated Service(s); (ii) all rights and Licenses (subject to Section 5.6(b)) of Customer with respect to the Services under the terminated SOWs will terminate; (iv) each of Customer and Logictier will, no later than fifteen (15) days after such termination, return to the other all Confidential Information of the other party in its possession as set forth in Section 9 below; (v) Customer will continue to provide Logictier with access to retrieve any affected Logictier Property that consists of hardware, software, or other equipment installed or located at site(s) controlled, owned or operated by Customer; and (vi) all indemnification obligations shall remain in full force and effect. None of the foregoing shall be construed to limit the obligations of the parties to comply with the provisions of Section 8.8 ("Termination Assistance.").

     (d) No Liability for Termination. Except as expressly set forth herein, neither party (each, a "Terminating Party") will incur any liability whatsoever to the other for any termination or expiration of any Service or this Agreement where such termination or expiration takes place in accordance with the terms of this Agreement, whether or not the Terminating Party is aware of any such damage, loss or expenses.

   8.8 Termination Assistance. Upon termination of this Agreement, Logictier shall provide the following assistance:

     (a) In order to assist Customer in terminating applicable services from Logictier and transitioning those services to another vendor, Logictier shall provide to Customer the following services (the "Transition Services"):

                  (i) Logictier and Customer shall prepare in collaboration with each other a transition plan setting forth the respective tasks to be accomplished by each party in connection with the orderly transition and a schedule pursuant to which the tasks are to be completed, and shall provide Customer with a reasonable amount of continued service, at the rates specified in the applicable SOW, such that Customer's business is not jeopardized by the effect of an immediate discontinuation of service; provided, however, Logictier shall not be required to provide continued service if doing so would result in violation of the law.

                  (ii) Upon the reasonable request of Customer, Logictier shall provide Customer with reasonably detailed specifications for the equipment, including hardware and software in use, that Customer shall need to perform the services and procedures previously performed by Logictier hereunder.

                  (iii) Upon the reasonable request of Customer, Logictier shall provide Customer with Customer documentation, to include a copy of the Customer Care problem log, the change management log, and documentation regarding how Custom Applications are installed in the architecture. Any other documentation required by Customer will be billed at Logictier's then-current Professional Services rates.

         (b) If Logictier terminates without cause, then Logictier shall provide up to one hundred (100) free support hours to Customer in transitioning the Service.

9.       CONFIDENTIAL INFORMATION.

   9.1 Nondisclosure of Confidential Information. Each party acknowledges that it will have access to certain confidential information of the other party concerning the other party's business, plans, customers, technology, and products, including any third party software and other information held in confidence by the other party (collectively "Confidential Information"). Confidential Information will include all information and materials of a party in tangible or intangible form that is marked or designated as confidential or which is Customer Property or Logictier Property, respectively. Confidential Information will also include, but not be limited to, Logictier Property and other Logictier proprietary information, Customer Property and other Customer proprietary information, and the terms and conditions of this Agreement. Each party agrees that it will not use in any way, for its own account or the account of any third party, except as expressly permitted by, or required to achieve the purposes of, this Agreement, any Confidential Information of the other disclosed under this Agreement, nor disclose to any third party (except as required by law or to that party's attorneys, accountants and other advisors as reasonably necessary), any of the other party's Confidential Information. Each party agrees to take reasonable precautions to protect the confidentiality of the other party's Confidential Information which it receives under this Agreement, using precautions at least as stringent as it takes to protect its own Confidential Information, but in no case less than a reasonable degree. Confidential Information of a party shall be returned to that party upon the earlier of the disclosing party's request or upon completion of the purpose for which the Confidential Information was provided, (except as necessary to comply with any accounting or legal record-keeping requirements, and except that Logictier shall be entitled to retain such copies of any Customer-owned Logictier work product as it requires for auditing purposes). Notwithstanding anything to the contrary in this paragraph, either party may disclose the existence and terms of this Agreement to actual and potential investors or acquirers who are bound by written nondisclosure agreements, and their attorneys.

   9.2 Exceptions. Information will not be deemed Confidential Information hereunder if such information: (i) is known to the receiving party without restriction prior to receipt from the disclosing party directly or indirectly from a source other than one having an obligation of confidentiality; (ii) becomes known (independently of disclosure by the disclosing party) to the receiving party without restriction directly or indirectly from a source other than one having an obligation of confidentiality;
(iii) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Agreement by the receiving party; or (iv) is independently developed by the receiving party. The receiving party may disclose Confidential Information pursuant to the requirements of a governmental agency or by operation of law (including enforcement of the receiving party's rights under this Agreement in court proceedings), provided that, where permitted by law, it gives the disclosing party reasonable prior written notice sufficient to permit the disclosing party to contest such disclosure. In the event either party shall be required to disclose all or any part of this Agreement in, or attach all or any part of this Agreement to, any regulatory filing or statement, each party agrees to discuss and work cooperatively, in good faith, with the other party, to protect, to the extent possible, those items or matters which the other party deems confidential and which may, in accordance with applicable laws, be deleted therefrom. The party seeking to disclose the specific terms and conditions hereof shall provide a redacted version of the Agreement which it intends to file no later than three (3) business days prior to the planned date of such disclosure.


10.  REPRESENTATIONS AND WARRANTIES.

   10.1 Logictier Representations and Warranties. In addition to its other representations and warranties set forth herein, Logictier represents and warrants that: (a) it has the legal right to enter into this Agreement and perform its obligations hereunder; (b) it has the requisite professional skills and abilities necessary to design, implement and operate large, reliable, business critical sites on the Internet; and (c) the performance of its obligations and delivery of the Services to Customer will not cause a breach of any agreements with any third parties.

   10.2 Customer Representations and Warranties. Customer represents and warrants that (i) it has the legal right and authority, and will continue to own or maintain the legal right and authority, during the term of this Agreement, to provide and permit Logictier to use any Customer Property or other content provided by Customer, in conjunction with the Services; (ii) the performance of its obligations and use of the Services by Customer will not cause a breach of any agreements with any third parties or unreasonably interfere with other Logictier customers' use of the Services; and (iii) Customer's use of the Services will not violate any law or regulation.


11.  INDEMNIFICATION AND LIMITATION OF LIABILITY.

   11.1 Each party will indemnify, defend and hold the other harmless from and against any and all Losses resulting from any third party Action brought against the indemnified or its affiliates arising from or related to (i) the alleged infringement or misappropriation of any intellectual property right by the indemnifying party (but excluding any infringement contributarily or indirectly caused by the indemnified party); and (ii) death, personal injury or physical injury caused by the negligence or willful misconduct of the indemnifying party.

   11.2 Customer will indemnify, defend and hold Logictier, its affiliates and other customers harmless from and against any and all Losses resulting from or arising out of any third party Action brought against Logictier, its affiliates or customers based upon (i) damage or destruction to Logictier Property, equipment or facilities, or other Customer Property or equipment caused by Customer, its representative(s) or designees, or (ii) Customer's violation of the Policies, or (iii) Customer's website or any activities conducted through or on Customer's website including Customer's gathering, use or dissemination of third party data (including data provided by or concerning visitors to Customer's website) received through Customer's website.

   11.3 Each party's indemnification obligations hereunder will be subject to
(i) receiving prompt written notice of the existence of any Action, provided that the failure to give such notice shall only relieve the indemnifying party of its obligations to the extent that such failure materially prejudices the indemnifying party; (ii) being able to, at its option, control the defense and/or settlement of such Action; and (iii) receiving full cooperation of the indemnified party in the defense thereof.


12.  DISCLAIMERS.

   12.1 Provision of Services. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, LOGICTIER'S SOLE OBLIGATION UNDER ANY SOW WILL BE TO USE COMMERCIALLY REASONABLE EFFORTS TO PROVIDE THE SERVICES IN ACCORDANCE WITH THE REQUIREMENTS PROVIDED IN THE APPLICABLE SOW (INCLUDING BUT NOT LIMITED TO THE APPLICABLE SLA) AND THE TERMS OF THIS AGREEMENT; PROVIDED, HOWEVER, THE FOREGOING "COMMERCIALLY REASONABLE EFFORTS" QUALIFICATION WILL NOT BE CONSTRUED TO LIMIT CUSTOMER'S RIGHTS TO TERMINATE THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS, OR PURSUE ANY RIGHTS IT MAY HAVE UNDER ANY APPLICABLE GUARANTEE.

   12.2 No Warranties. CUSTOMER'S USE OF THE SERVICES, LICENSE AND ANY AND ANY OR ALL LOGICTIER PROPERTY ARE AT CUSTOMER'S OWN RISK. LOGICTIER PROVIDES THE LICENSE, LOGICTIER PROPERTY, AND ANY AND ALL SERVICES HEREIN ON AN "AS IS, AS AVAILABLE"

BASIS AND, OTHER THAN THE EXPRESS WARRANTIES OF SECTION 10.1: (A) LOGICTIER MAKES NO WARRANTY, EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; AND (B). LOGICTIER DOES NOT WARRANT THAT THE SERVICES WILL BE UNINTERRUPTED, ERROR-FREE OR COMPLETELY SECURE.


13.  LIMITATION OF LIABILITY.

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARTY (NOR ANY OF ITS DIRECTORS, OFFICERS, AFFILIATES, SUBSIDIARIES, AGENTS, REPRESENTATIVES, CONTRACTORS OR EMPLOYEES) WILL BE RESPONSIBLE OR LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY THEORY FOR
(A) ERROR OR INTERRUPTION OF USE OR FOR LOSS, INACCURACY, THEFT, UNAUTHORIZED ACCESS TO OR CORRUPTION OF DATA OR FILES OR COST OF PROCUREMENT OF SUBSTITUTE GOODS, SERVICES OR TECHNOLOGY OR FOR relocation expenses or loss of business;
(B) ANY INDIRECT, EXEMPLARY, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, EVEN IF ANY OF THE DISCLAIMING ENTITIES HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE. LOGICTIER'S TOTAL LIABILITY, AND CUSTOMER'S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO DELAY, DEFECT OR FAILURE IN FURNISHING OF THE SERVICES, IS AS SET FORTH IN THE APPLICABLE SOW AND SLA , IF ANY, AND IS LIMITED TO SERVICE CREDIT ALLOWANCES AND ANY EXPRESS TERMINATION RIGHTS, AS SET FORTH IN THE APPLICABLE SLA. THE LIMITATIONS IN THIS SECTION 13 SHALL NOT APPLY TO LIMIT IN ANY WAY CLAIMS RELATING TO BODILY INJURY OF A PERSON OR A PARTY'S OBLIGATIONS UNDER SECTION 11.


14.  MISCELLANEOUS.

   14.1 Independent Contractors. Logictier and Customer are independent contractors and not partners, joint venturers or otherwise affiliated and neither has any right or authority to bind the other in any way. Each party will make no representations to the contrary to any third party.

   14.2 Non-Solicitation. During the term of this Agreement and continuing through the first anniversary of the termination of this Agreement, each of Logictier and Customer agrees that it will not, and will ensure that its Affiliates do not, directly or indirectly, solicit or attempt to solicit for employment any persons ("Personnel") employed by the other or engaged by the other. It shall not be a violation of this provision for a party to hire Personnel of the other if such individual responds to a blind advertisement which is placed by the hiring party and not directed specifically to such individual.

   14.3 No Third Party Beneficiaries. Logictier and Customer agree that, except as otherwise expressly provided in this Agreement, there shall be no third party beneficiaries to this Agreement, including but not limited to the insurance providers for either party or the customers of Customer.

   14.4 Governmental Regulations. Customer will not export, re-export, transfer, or make available, whether directly or indirectly, any regulated item or information to anyone outside the U.S. in connection with this Agreement without first complying with all export control laws and regulations which may be imposed by the U.S. Government and any country or organization of nations within whose jurisdiction Customer operates or does business.

   14.5 Force Majeure. Neither party shall be liable to the other for any delay or failure to perform, which is due to causes beyond the control of said party, including, but not limited to, acts of God, acts of the public enemy, acts of any governmental authority in its sovereign capacity, fires, floods, hurricanes, earthquakes, epidemics, quarantine restrictions, or other catastrophes, strikes or other labor disputes and freight embargoes, or any civil or military authority; national emergencies, insurrections, riots, wars; unavailability of rights-of-way or materials; or strikes, lock-outs, work stoppages, or other labor difficulties; or the unavailability of telecommunications facilities, including fiber cuts; provided, however, that failure to make any payments provided for herein shall not be excused for any of the foregoing reasons.

   14.6 Assignment. Each party may assign this Agreement in whole and on written notice to the other to an Affiliate; Customer may not otherwise assign or transfer its rights or obligations associated with this Agreement, in whole or in part, without Logictier's prior written consent, which shall not be unreasonably withheld or delayed, and any attempt to do so will be void ab initio. Logictier may delegate and subcontract its obligations under this Agreement, provided that it remains responsible for the performance of its obligations hereunder.

    14.7 Insurance: Each party agrees to keep in full force and effect during the term of this Agreement: (a) comprehensive general liability insurance in an amount not less than $2 million per occurrence for bodily injury and property damage. Claims made coverage is acceptable; and (b) workers compensation insurance in an amount not less than that required by applicable law. Each party agrees that it will ensure and be solely responsible for ensuring that its agents (including contractors and subcontractors) maintain insurance coverage at levels no less than those required by applicable law and customary in each party's and its agents' industries. At Logictier's request, Customer will (i) deliver to Logictier certificates of insurance which evidence the minimum levels of insurance set forth above; and (ii) cause its insurance provider(s) to name Logictier as an additional insured and notify Logictier in writing of the effective date thereof.

   14.8 Notices. All notices, consents, or approvals required by this Agreement will be (i) in writing sent by commercial express courier or certified or registered air mail, postage prepaid and signature receipt required, or by confirmed facsimile or electronic mail (confirmed by such certified or registered mail) to the parties at the addresses set forth in the preamble to this Agreement, or such other addresses as may be designated in writing by the respective parties, with a copy to Logictier's Legal Department or (ii) in any other manner mutually agreed upon by the parties. Notices will be effective upon actual receipt, but in any event shall be deemed given three (3) days after the date of mailing via express courier, or five (5) days after the date of mailing by certified or registered mail.

   14.9 Publicity. Within 30 days after the Committed Launch Date, the parties shall jointly prepare and issue a press release announcing the general purpose and scope of the engagement. The press release shall require the advance written approval of both parties, which shall not be unreasonably withheld or delayed. Both parties agrees that the other may disclose the existence of their business relationship in verbal discussions, on such party's website, and in marketing material listings of then-current customers, clients or business partners of each party. Logictier may use this project and the nature of the work performed as a reference for Logictier's services, and Logictier may mention Customer when referring to Logictier's customer base. Each party may use the other's approved logo on such party's website and marketing materials when citing such party as a current customer, client or business partner; however, for this purpose, each party will use logo artwork provided by the other, and comply with the supplying party's corporate identity guidelines (and if no guidelines are supplied, such use shall be subject to the advance written consent of Customer, which shall not be unreasonably withheld or delayed), and any descriptive accompanying text describing the parties' relationship and the other party's business shall be subject to the review and approval process described above in this paragraph. Each party shall retain ownership of its own trademarks, tradenames and logo, and the limited licenses granted in this sub-paragraph are non-exclusive basis, only for the term set forth in this Agreement, and on the terms and conditions set forth in this sub-paragraph. Nothing in the foregoing paragraph releases either party from the confidentiality requirements in Section 9 of this Agreement with regard to Logictier's performance of the Services and the contract terms of this Agreement or the SLA, including but not limited to revenue value and cost of services.

   14.10 Survival. Except to the extent expressly provided to the contrary, the provisions of this Agreement relating to the parties obligations with respect to
Section 4, 5, 6, 8, 9, 13, 14 and 15 of this Agreement (including each such Section's subparts), shall survive any termination or expiration of this Agreement.

   14.11 Disputes and Governing Law. Before seeking equitable or legal relief in a court of law, each party shall make its reasonable good faith efforts to amicably resolve and settle any dispute, controversy or claim arising out of or in relation to this Agreement or at law, or the breach, termination or invalidity thereof, such efforts to include involving each party's respective executive management in discussions towards such resolution and dispute; provided however that Logictier reserves the right to seek immediate equitable relief for a breach of Sections 5 and 9. This Agreement will be governed in all respects by the internal laws of the State of California (as if made and entered into between California residents and fully executed within California) without regard to its conflict of laws provisions. The sole jurisdiction and venue for actions related to the subject matter hereof will be the state and U.S. federal courts in San Francisco, California, if brought by Customer, and the state and U.S. federal courts in Broward County, Florida, if brought by Logictier, and the parties hereby irrevocably consent to the jurisdiction of such courts. If any provision of this Agreement will be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement will otherwise remain in full force and effect and enforceable.

   14.12 General. This Agreement supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among the parties relating to the subject matter of this Agreement and all past dealing or industry custom. This Agreement will not be modified except by a written agreement dated subsequent to the date of this Agreement and manually signed on behalf of Logictier and Customer by their respective duly authorized representatives and clearly understood by both parties to be an amendment or waiver of the Agreement, except as expressly and unambiguously provided herein. No waiver of any breach of any provision of this Agreement will constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver will be effective unless made in writing and signed by an authorized representative of the waiving party and clearly understood by the waiving party to be such a waiver. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and reasonable attorneys fees. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement. This Agreement and its SOWs and other supplements may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. Once signed, any reproduction of this Agreement made by reliable means (e.g. a photocopy, or a copy transmitted via facsimile) is considered an original. In the event of a conflict between or among the documents comprising this Agreement, and in the absence of an express amendment, the terms of the Policies, the SOW with the latest date, the applicable SLA and these Master Terms and Conditions shall apply, in that order. Section references refer to the provisions of these Master Terms and Conditions unless otherwise indicated. EACH PARTY RECOGNIZES AND AGREES THAT THE WARRANTY DISCLAIMERS AND LIABILITY AND REMEDY LIMITATIONS IN THIS AGREEMENT ARE MATERIAL BARGAINED FOR BASES OF THIS AGREEMENT AND THAT THEY HAVE BEEN TAKEN INTO ACCOUNT AND REFLECTED IN DETERMINING THE CONSIDERATION TO BE GIVEN BY EACH PARTY UNDER THIS AGREEMENT AND IN THE DECISION BY EACH PARTY TO ENTER INTO THIS AGREEMENT.

AGREED AND ACCEPTED as of the last day signed below. ("Effective Date"):

Logictier, Inc.                                 BarPoint.com, Inc.
                                                              Customer Name


by: /s/ Mary Ann Burns                          by: /s/ Michael A. Karmelin
    ------------------                              -----------------------

Name: Mary Ann Burns                            Name: Michael A. Karmelin
      --------------                                 --------------------

Title: President and CEO                        Title: CFO
       -----------------                              ----

Date Signed: 1-15-01                            Date Signed: 1-15-2001
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